Exhibit 3.1

ARTICLES SUPPLEMENTARY

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

SERIES A NON-PARTICIPATING, VOTING, CUMULATIVE, CONVERTIBLE 7.0% PREFERRED STOCK

($0.0001 PAR VALUE)

BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-208 of the Maryland General Corporation Law that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V, Section 5.4 of the Articles of Restatement of the Company (the “Charter”), the Board has classified 10,000 shares of the authorized but unissued preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”), as Series A non-participating, voting, cumulative, convertible 7.0% preferred stock (the “Series A Preferred Stock”) and the same hereby are established, and the issuance of such shares authorized, such Series A Preferred Stock to have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, as follows, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Series A non-participating, voting, cumulative, convertible 7.0% preferred stock, $0.0001 par value per share

The defined terms used in the following sections, other than those specifically defined therein, shall have the meanings set forth in Section 9.  Unless otherwise specifically stated herein, including without limitation in Section 4(c) and Section 8, the terms of the Series A Preferred Stock shall be subject to the terms of the Charter if and to the extent applicable, as the same may be amended or restated from time to time.

SECTION  1.                         DESIGNATION AND NUMBER.  A series of Preferred Stock designated as the “Series A non-participating, voting, cumulative, convertible 7.0% preferred stock” is hereby established and the number of shares constituting the series shall be 10,000, which may be issued in fractions of a share.

SECTION  2.                         DISTRIBUTION RIGHTS.  The holders of Series A Preferred Stock shall be entitled to receive, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, cumulative cash dividends equal to a rate of 7.0% per annum on (i) the Liquidation Preference (as defined in Section 3) per share of Series A Preferred Stock and (ii) the amount of accrued and any unpaid dividends for any prior year.  Such dividends shall accrue irrespective of whether the Board has declared such dividends.  Accrued and declared dividends on the Series A Preferred Stock will be paid to the holders of record of Series A Preferred Stock at the close of business on each June 30 and December 31 (or next Business Day if such June 30 and/or December 31 is not a Business Day).   If the holders of Series A Preferred Stock are treated as receiving any amount as a consent dividend or as a deemed dividend, for federal income tax purposes, the Company shall at such time also declare cash dividends to, and shall distribute to, the holders of Series A Preferred Stock sufficient cash to pay tax (at an assumed combined federal and state rate of 50%) on the total of all dividends subject to tax to such holders (including any taxable amount of the cash dividend required under this provision).

SECTION  3.                         LIQUIDATION.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, or there shall be set apart out of such assets of the Company for the holders of Series A Preferred Stock, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $10.00 per share (the “Liquidation Preference”).  The holders of Series A Preferred Stock, upon liquidation, dissolution or winding up, shall not be entitled to receive the Liquidation Preference until the liquidation preference of all shares of Senior Stock shall have been paid in full or a sum set apart sufficient to provide for such payment.  If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of the Series A Preferred Stock and any Parity Stock are insufficient for payment to be made in full, the holders of shares of the Series A Preferred Stock and the Parity Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.  After receipt of the full amount of the Liquidation Preference, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company upon liquidation, dissolution or winding up.  For the purposes hereof, neither a consolidation, nor a merger of the Company with another person, nor a sale or transfer of all or part of its assets for cash or securities, shall be considered a liquidation, dissolution or winding up of the Company.  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company’s total liabilities.

SECTION  4.                         VOTING RIGHTS.  The holders of shares of Series A Preferred Stock shall have only the following voting rights:

(a)                                 Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the holders of the Series A Preferred Stock or the Common Stock.

(b)                                 Except as otherwise provided herein, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the holders of Common Stock.

(c)                                  The affirmative vote of the Required Holders, voting together as a single class for such purposes, shall be required for (i) the adoption of any amendment, alteration or repeal of these Articles Supplementary and the terms of the Series A Preferred Stock set forth herein, that adversely changes or has the effect of adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, or (ii) the adoption of any amendment, alteration or repeal of any other provisions of the Charter that materially adversely changes or has the effect of materially adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, it being understood that an increase in the number of directors on the Board is not, by itself, an adverse change referred to in the foregoing clause (i) or (ii).

SECTION  5.                         AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES. Without the affirmative vote of the Required Holders, the Board shall not have the right to increase or decrease the number of shares that are classified as Series A Preferred Stock or to authorize the issuance of or to classify or reclassify any unissued shares of stock of the Company into, additional shares of Series A Preferred Stock.

SECTION  6.                         CONVERSION.

(a)                                 TRIGGERING EVENT.  Subject to Section 6(c), all shares of Series A Preferred Stock then outstanding will convert into Common Stock (i) automatically, in connection with a Listing, (ii) automatically, upon a Change of Control Transaction, or (iii) automatically, upon election by the Required Holders during the period beginning on the Effective Date and ending at the close of business on the fifth anniversary of the Effective Date (including as may be delayed pursuant to Section 6(c), each a “Triggering Event”).

(b)                                 CONVERSION RATE.  Upon a Triggering Event, each share of Series A Preferred Stock shall convert into shares of Common Stock at a rate equal to (i) the Conversion Value Per Share of Series A Preferred Stock, divided by (ii) the Current Common Stock Value, in each case as applicable with respect to such Triggering Event, except as otherwise provided in Section 6(c).

(c)                                  DELAYED CONVERSION.

(i)                                     If a Listing occurs prior to December 31, 2016, such Listing (and the related Trigger Event) shall be deemed to occur on December 31, 2016 and the respective Measurement Period shall begin upon the later to occur of (1) January 2, 2017 and (2) the 180th day following the later to occur of (X) the Listing and (Y) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing. The foregoing notwithstanding, the Required Holders may elect to convert the Series A Preferred Stock into Common Stock as contemplated by clause (iii) of Section 6(a) at any time prior to December 31, 2016 by delivering written notice to the Company pursuant to Section 6(f), and the Measurement Period with respect to such conversion shall begin on the Trading Day following the date of conversion, unless the Required Holders designate a different date as the beginning of the Measurement Period pursuant to Section 6(f)(ii); the Conversion Common Stock Value shall be calculated as contemplated by clause (ii) of Section 9(d), rather than as contemplated by clause (i) of Section 9(d), except that the beginning of the Measurement Period shall be the date contemplated by this Section 6(c)(i).  In the event that a Change of Control Transaction occurs after such Listing but prior to the last trading day of the respective Measurement Period, if the Requisite Holders have not converted the Series A Preferred Stock into Common Stock and the last day of the respective Measurement Period has not occurred as contemplated by the previous sentence, the Series A Preferred Stock will be treated in accordance with Section 6(c)(ii) rather than this Section 6(c)(i).

(ii)                                  If a Change of Control Transaction occurs prior to December 31, 2016 or after a Listing but prior to the last trading day of the respective Measurement Period as contemplated by the final sentence of Section 6(c)(i), such Change of Control Transaction shall be deemed a Fundamental Change and shall not result in a Triggering Event for purposes of clause (ii) of Section 6(a). Section 6(i) shall apply with respect to such deemed Fundamental Change.

(d)                                 ESTIMATED PER SHARE VALUE.  Until the occurrence of the earlier of (i) a Triggering Event or (ii) a Listing as contemplated by the first sentence of Section 6(c)(i), the Company shall determine and disclose an annual Estimated Per Share Value; provided, that the Company shall not be required to determine a second Estimated Per Share Value in fiscal year 2013. The Company shall determine and disclose an annual Estimated Per Share Value in accordance with the IPA Valuation Guidelines; provided, that the Board may in good faith determine to revise the method for calculating the Estimated Per Share Value. The Company shall promptly publicly disclose each such Estimated Per Share Value in a Form 8-K, by press release or otherwise and shall disclose in writing to the holders of shares of Series A Preferred Stock the value of the Series A Preferred Stock included in the derivation of the Estimated Per Share Value, if such value is not disclosed in the Form 8-K, press release or other communication that discloses the Estimated Per Share Value.  The Required Holders may request that the Company obtain an appraisal of the Estimated Per Share Value or the Company may voluntarily obtain an appraisal of the Estimated Per Share Value (1) with respect to any determination of the Estimated Per Share Value, if the Company has not determined such Estimated Per Share Value using an independent appraiser, and (2) if the Company has not determined the Estimated Per Share Value using an independent appraiser during the six month period prior to the Triggering Event.  In such event, each of the Company, on the one hand, and the Required Holders, on the other hand, shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser, whose determination of such Estimated Per Share Value shall be final and binding.  The cost of such appraisal shall be paid by the Company.

(e)                                  ACCRUED AND UNPAID DIVIDENDS.  Upon conversion, holders of shares of Series A Preferred Stock shall be entitled to receive payment of any accrued but unpaid dividends with respect to the shares of Series A Preferred Stock being converted, including with respect to any dividend contemplated by the final sentence of Section 2.

(f)                                   CONVERSION PROCEDURE.

(i)                                     Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii) or as contemplated by the second sentence of

Section 6(c) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock. In the event the notice shall specify any name other than that of a record holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name.  Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock.  As promptly as practicable, but in no event more than 15 days, after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall deliver notice of conversion of the Series A Preferred Stock to all holders thereof.  As promptly as practicable, but in no event more than 5 Business Days after receipt by the Company of the written notice of conversion from the Required Holders or (as applicable) within 5 Business Days after the completion of any required appraisal or Measurement Period as contemplated by the second sentence of Section 6(c), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each record holder or other recipient shall be entitled pursuant to Section 6(b) or (as applicable) the second sentence of Section 6(c)(i) hereof.

(ii)                                  A conversion upon election of the Required Holders pursuant to Section 6(a)(iii) shall be deemed effective immediately prior to the open of business on the date of the respective written notice to the Company.  However, the Required Holders may specify conversion upon a future date or event, such as the fifth anniversary of the Effective Date but in no event later than the fifth anniversary of the Effective Date.  In the case of an election by the Required Holders following a Listing that is subject to Section 6(c)(i), the Required Holders may specify any Trading Day on which the Measurement Period shall begin; provided, however, that such Trading Day shall be (i) no later than January 2, 2017 and (ii) no earlier than the first Trading Day after such election to convert has been made by the Required Holders.  Upon conversion, the rights of the converting holder with respect to the shares being converted shall terminate, except for the right to receive the shares of Common Stock issuable upon conversion, and the person entitled to receive the shares of Common Stock so issuable shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of issuance.  In the event the written notice for conversion is delivered on a day the transfer books of the Company for its Common Stock are closed, the conversion shall be deemed to have occurred upon the close of business on the first immediately succeeding date on which such transfer books are open, except as otherwise provided above.

(iii)                               In connection with any conversion of Series A Preferred Stock pursuant to Section 6(a)(i) or the first sentence of Section 6(c)(i), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 6(a)(i) or the first sentence of

Section 6(c)(i) hereof, as promptly as practicable (but in no event more than 5 Business Days after the earliest day upon which the number of whole shares of Common Stock can be determined).

(iv)                              In connection with any conversion of Series A Preferred Stock pursuant to Section 6(a)(ii), but excluding (for the avoidance of doubt) any Change of Control Transaction deemed a Fundamental Change as contemplated by the final sentence of Section 6(c)(i) or by Section 6(c)(ii), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 6(a)(ii) effective as of immediately prior to the subject Change of Control Transaction.  In connection with any such Change of Control Transaction, the Company shall provide all of the holders of Series A Preferred Stock advance notice (before the Change of Control Transaction occurs) of the respective Conversion Common Stock Value, Conversion Value Per Share of Series A Preferred Stock and Current Common Stock Value as soon as reasonably practicable, but in no event less than 15 days prior to such Change of Control Transaction.

(v)                                 The shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, when issued in accordance with the terms hereof, are hereby declared to be, and shall be, validly issued, fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

(vi)                              In connection with any Triggering Event, if the Conversion Value Per Share of Series A Preferred Stock is zero, the Series A Preferred Stock will be automatically deemed cancelled without further consideration and shall cease to be outstanding.

(g)                                  PRESERVATION OF REIT STATUS.

(i)                                     If, based upon the advice of legal counsel, the Board reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder (based on the Beneficial Ownership and Constructive Ownership of Common Stock of such holder, assuming conversion of all Series A Preferred Stock by such holder) would create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code (an “Adverse REIT Status Determination”), then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of Common Stock such that there is no substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code. At least three (3) Business Days prior to the Board making any Adverse REIT Status Determination, the Company shall give written notice to each such holder of Series A Preferred Stock, notifying such holder that the full conversion of Series A Preferred Stock by such holder may be subject to an Adverse REIT Status Determination, and shall thereafter consult in good faith with each such holder as to such determination, including as to the actual Beneficial Ownership and Constructive Ownership of such holder, before the Board makes any Adverse REIT Status Determination.

(ii)                                  In connection with any Adverse REIT Status Determination each holder of any Series A Preferred Stock subject to an Adverse REIT Status Determination shall retain the remaining shares of Series A Preferred Stock and delay conversion pursuant to an Alternate Conversion (as defined below).

(iii)                               At such time as the Board reasonably determines that conversion of such shares of Series A Preferred Stock would not create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code, each share of Series A Preferred Stock that remains outstanding pursuant to Section 6(g)(ii) shall convert (“Alternate Conversion”) into a number of shares of Common Stock (or successor security) equal to the greater of (A) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would have been entitled to receive absent an Adverse REIT Status Determination and (B) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would be entitled to receive if the Triggering Event were to occur on the date of the Alternate Conversion.  Any such holder of shares of Series A Preferred Stock may request (but no more than once per calendar quarter) that the Board reevaluate its Adverse REIT Status Determination, and the Board shall reevaluate its determination within thirty (30) days of such request. The Board shall promptly notify in writing each such holder of Series A Preferred Stock of the results of each reevaluation of the applicable Adverse REIT Status Determination. Prior to the Alternate Conversion of all shares of Series A Preferred Stock that remain outstanding pursuant to Section 6(g)(ii), the provisions hereof (including in the event of any Change of Control or Fundamental Changes that occurs after a Triggering Event but before Alternative Conversion) shall continue to apply.

(iv)                              If the Company declares, pays or sets a record date for payment of any dividend on the Common Stock (including any stock dividend payable in shares of Common Stock) after a Triggering Event but before an Alternate Conversion (in particular, the issuance date of the subject Common Stock), each holder of any share of Series A Preferred Stock subject to an Alternate Conversion shall be entitled to a payment equal to what would have been received by such holder if an Adverse REIT Status Determination had not occurred. In connection with an Alternate Conversion, such payment shall be made by the Company in the form of a number of shares of Common Stock equal to the amount of all such dividends divided by the Current Common Stock Value.

(v)                                 This Section 6(g) shall apply to all of Section 6.

(h)                                 NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of the Series A Preferred Stock but, in lieu thereof, any fractional interest shall be rounded up to the next whole share (on a holder by holder basis).

(i)                                     FUNDAMENTAL CHANGE.  In the event of any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 6(c), the Company or the successor or purchasing business entity shall provide that the holders of each share of Series A Preferred Stock then outstanding shall, in connection with such

Fundamental Change, receive shares, or fractions of shares, of capital stock that have at least equivalent economic value and opportunity (for the avoidance of doubt, the option value of the Series A Preferred Stock shall be taken into account, based on the number of days remaining until the fifth anniversary of the Effective Date) and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account any income tax consequences resulting from such Fundamental Change and exchange of securities to such holders at the highest combined federal and state rate, the value of the replacement capital stock being higher in value in an amount equal to any such income tax consequences.  The provisions of this Section 6(i) shall similarly apply to successive Fundamental Changes. In connection with any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 6(c), the Company shall provide all of the holders of Series A Preferred Stock with advance notice of the type of (and rights and terms associated with the) capital stock proposed to be issued to the holders of Series A Preferred Stock as a result of such Fundamental Change as soon as reasonably practicable, but in no event less than 15 days prior to such Fundamental Change.

(j)                                    RESERVATION OF SHARES.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.  The Company shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock if, at any time, the number thereof shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.  If any shares of Common Stock required to be reserved for conversion of shares of Series A Preferred Stock need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued upon conversion, the Company shall, in good faith and as expeditiously as possible, endeavor to cause such shares to be duly registered or approved, as the case may be.  If the Common Stock is listed on a national securities exchange, the Company shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock.

SECTION  7.                         REDEMPTION.  At any time after the fifth anniversary of the Effective Date, the Company may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a Triggering Event has occurred, regardless of whether the consummation of conversion upon such Triggering Event has occurred or is pending) at a price per share of Series A Preferred Stock equal to the Liquidation Preference plus declared and unpaid dividends thereon (the “Redemption Price”).  At least 15 but not more than 35 days prior to the date specified for redemption (the “Redemption Date”), the Company shall give written notice to each holder of record of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Price and the Redemption Date.  Any shares of Series A Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall become authorized but unissued shares of Preferred Stock without designation as to class or series.

SECTION  8.                         EXCEPTED HOLDERS.

(a)                                 COMMON SHARE OWNERSHIP LIMIT.  For purposes of Section 5.10 of the Charter, each holder of the Series A Preferred Stock shall have an Excepted Holder Limit (as such term is defined in Section 5.10 of the Charter) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding Common Stock of the Company, subject to adjustment pursuant to Section 5.10(ii)(g) of the Charter.

(b)                                 PREFERRED SHARE OWNERSHIP LIMIT.  For purposes of Section 5.10 of the Charter, there shall be no Preferred Share Ownership Limit (as such term is defined in Section 5.10 of the Charter) with respect to holdings of Series A Preferred Stock, and each holder of the Series A Preferred Stock shall be deemed an Excepted Holder (as such term is defined in Section 5.10 of the Charter) for the purposes of the Preferred Share Ownership Limit with respect to its holdings of Series A Preferred Stock.  For the avoidance of doubt, one Person can hold all of the outstanding shares of Series A Preferred Stock

(c)                                  Notwithstanding the foregoing, any Excepted Holder shall be subject, in all events, to the provisions of Section 6(g).

SECTION  9.                         DEFINITIONS.  For purposes hereof, the following terms shall have the meanings indicated:

(a)                                 “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(b)                                 “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are authorized or required by law or executive order to close, or a day which is, or is declared to be, a national or New York State holiday.

(c)                                  “Change of Control Transaction” shall mean, with respect to the Company, any event or series of related events (including, without limitation, any issuance, transfer or other disposition of shares of Equity Stock of the Company, merger, share exchange or consolidation) after which (a) any person or Group is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Equity Stock representing greater than 50% of the combined voting power of the then outstanding Equity Stock of the Company and (b) the beneficial owners, directly or indirectly, of Equity Stock of the Company immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity (or its parent company) after such event or series of events. In addition, any event that causes, directly or indirectly, any person or Group other than the Company to become the beneficial owner of greater than 50% of the outstanding economic interests in the Operating Partnership shall be deemed a Change of Control Transaction.  At any time prior to December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 6(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall constitute a Change of Control Transaction; following the later to occur of December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 6(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall not constitute a Change of Control Transaction.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

(f)                                   “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(g)                                  “Conversion Common Stock Value” shall mean: (i) in the case of conversion of Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii), the then most recent Estimated Per Share Value as of the date of such election, as adjusted: (A) for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the date of determination of such Estimated Per Share Value and (B) so that the Estimated Per Share Value is calculated on (1) a net asset value basis (i.e., net of liabilities and the aggregate Liquidation Preference that the then outstanding Series A Preferred Stock would be entitled to receive in connection with a liquidation of the Company) and (2) based on the assumption that the Series A Preferred Stock is not outstanding, except that, to the extent the Company (or one of its Affiliates) has sold any property included in the determination of such Estimated Per Share Value, the gross sale price of each such property shall be substituted for the estimated value of such property included in such Estimated Per Share Value; (ii) in the case of a Listing, the average daily closing price of the Common Stock for a 30 Trading Day period (the “Measurement Period”) commencing on the first Trading Day after the date that is the 180th day following the later to occur of (A) the Listing and (B) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing, provided, however, that, if a Change of Control Transaction shall occur prior to the end of such Measurement Period, the Conversion Common Stock Value shall be determined in accordance with clause (iii) of this sentence; and (iii) in the case of a Change of Control Transaction, the value per share of Common Stock established thereby or, if the value per share of Common Stock is not established in connection with such Change of Control Transaction, the value per share that the Board shall in good faith determine in connection with such Change of Control Transaction, if applicable, based on the value of the consideration paid for or with respect to or by extension to the Common Stock in connection therewith.

(h)                                 “Conversion Company Value” shall mean (i) the Conversion Common Stock Value multiplied by (ii) the Effective Date Outstanding Shares.

(i)                                     “Conversion Value Per Share of Series A Preferred Stock” shall mean the result of: (i) 15.0 percent (0.15) of the excess, if any, of (A) Conversion Company Value over (B) the Threshold Value; divided by (ii) the number of shares of Series A Preferred Stock outstanding on the date of the Triggering Event; and, in the case of a Triggering Event based upon a Listing or Change of Control Transaction (including any instance pursuant to Section 6(c) where a Measurement Period is utilized) only, multiplied by (iii) 115 percent (1.15); provided, however, that if a listing application or securities registration statement has been filed in anticipation of a Listing, or a Change of Control Transaction has been announced, in either case, prior to the fifth anniversary of the Effective Date, and such Listing has not occurred or Change of Control Transaction has not been closed, then the Conversion Value Per Share of Series A Preferred Stock, in connection with an exercise or conversion on such date, will be determined in connection with such subsequent Listing (and the subsequent Measurement Period) or as of the date of closing of such Change of Control Transaction (or other Change of Control Transaction that arises in response to such first Change of Control Transaction); provided, further, however, that if such Listing or Change of Control Transaction does not occur within 270 days following the fifth anniversary of the Effective Date, then the Series A Preferred Stock shall be converted on the same basis as if the holder had elected to convert the Series A Preferred Stock on the fifth anniversary of the Effective Date. If the amount of clause (A) above is equal to, or less than, the amount of clause (B) above, then the Conversion Value Per Share of Series A Preferred Stock shall be equal to zero.

(j)                                    “Current Common Stock Value” shall mean Conversion Common Stock Value, provided, however, that, for purposes of determining Current Common Stock Value, Estimated Per Share Value as referenced in clause (i) of Section 9(d) shall be calculated assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 3.

(k)                                 “Effective Date” shall mean July 31, 2013.

(l)                                     “Effective Date Outstanding Shares” shall mean 168,537,343.3430 shares of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date). For the avoidance of doubt, shares of Common Stock issuable upon the exercise or payment of stock options, warrants, rights and other equity securities with respect to which shares of Common Stock have not actually been issued prior to the Effective Date, including the Series A Preferred Stock and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, shall not be deemed outstanding for this purpose.

(m)                             “Equity Stock” shall mean all classes or series of stock of the Company that the Company shall have authority to issue.

(n)                                 “Estimated Per Share Value” shall mean the estimated per share value of Common Stock calculated in accordance with Section 6(d).

(o)                                 “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of the outstanding Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control Transaction other than as contemplated by Section 6(c).

(p)                                 “Group” means any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

(q)                                 “IPA Valuation Guidelines” shall mean the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, as such may be amended or restated from time to time, and including any successor or replacement thereto.

(r)                                    “Junior Stock” means the Common Stock and any other class or series of stock of the Company that by its terms is junior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up.

(s)                                   “Listing” shall mean the listing of any Equity Stock of the Company on a national securities exchange. Upon such Listing, such shares of Equity Stock shall be deemed “listed.”

(t)                                    “Operating Partnership” shall mean Behringer Harvard Multifamily OP I LP.

(u)                                 “Parity Stock” shall mean any class or series of shares entitled by the terms thereof to amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective liquidation amounts, without preference or priority of one over the other as between the holders of such shares and the holders of shares of Series A Preferred Stock.

(v)                                 “REIT” shall mean a “real estate investment trust” pursuant to Sections 856-860 of the Code.

(w)                               “Required Holders” shall mean the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(x)                                 “Senior Stock” shall mean any class or series of stock of the Company entitled by the terms thereof to the receipt of amounts payable upon liquidation, dissolution or winding up, as the case may be, in preference to the Series A Preferred Stock.

(y)                                 “Threshold Value” shall mean the aggregate value of all Effective Date Outstanding Shares, which shall be determined by multiplying: (i) (A) the price paid for each share of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported), plus (B) (1) a cumulative, non-compounded, annual rate of return of 7% from the date of initial issuance of the Common Stock until the date of determination (calculated like simple interest on a daily basis based on a 365 day year) on a per share basis minus (2) the total amount of dividends (whether in securities, cash or other property, with the value of any dividends paid in securities or other property being reasonably determined by the Board) declared (on a per share basis) on the Common Stock since the date of initial issuance of the Common Stock until the date of determination (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported) by (ii) 168,537,343.3430 (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported).

(z)                                  “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading whether or not the Common Stock is then listed on the New York Stock Exchange and whether or not there is an actual trade of Common Stock on any such day.

SECOND:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH:  The Board has adopted a resolution authorizing the Chief Operating Officer to sign these Articles Supplementary.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Behringer Harvard Multifamily REIT I, Inc. has caused these Articles Supplementary to be executed under the seal in its name and on its behalf by the Chief Operating Officer, and attested to by its Secretary, this 31st day of July, 2013.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

	By:	/s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Operating Officer

Attest:

/s/ Daniel J. Rosenberg

Secretary